UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2010

CHINA YIDA HOLDING, CO.
(Exact name of registrant as specified in its charter)

Delaware	000-26777	50-0027826
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28/F Yifa Building
No. 111 Wusi Road
Fuzhou, Fujian, P. R. China
 (Address of principal executive office) (Zip Code)

86-591-28308388
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On August 1, 2010, Fuzhou Fuyu Advertising Co., Limited (“Fuyu”), a wholly-owned subsidiary of China Yida Holding, Co. (collectively hereinafter referred to as the “Company”),  entered into a Fujian Education Television Channel Project Management Agreement (the “Agreement”), with Fujian Education Media Limited Company, a wholly stated-owned company organized by the Fujian Education Television Station (“FETV”) under the laws of the People’s Republic of China (“Fuijan Education Media”).  Pursuant to the Agreement, Fujian Education Media granted to the Company five years of exclusive management rights for the FETV channel from August 1, 2010 to July 31, 2015 (the “Term”), with the first three years of the Management  Period, from August 1, 2010 to July 31, 2013, as phase I (the “Phase I”) and the remaining two years of the Term, from August 1, 2013 to July 31, 2015, the phase II (the “Phase II”).

In exchange for the exclusive management rights for the FETV channel, the Company shall pay Fujian Education Media resource usage fees in the amount of RMB 12 million (approximately USD $1.76 million) for the first year, which amount shall be increased by 20% per year for each of the subsequent years during the Term.

At the end of the Phase I, the Company and Fujian Education Media shall conduct full performance review of their cooperation under the Agreement. If there is no event of violation or breach of contract, the Agreement shall be automatically extended to Phase II.

To facilitate the cooperation under the Agreement, Fujian Education Media shall, among others:

·	timely complete the annual inspection and renewal of the FETV channel operation license;
·
ensure regular broadcasting of the FETV channel, provide the Company with all necessary and appropriate operating support, and maintain the signal commission and program coverage of the FETV channel in Fujian province;

·	use its best efforts to coordinate work relationships between the Company and each of its departments and to create amicable working environment;
·
authorize the Company to conduct advertising activities in the name of FETV Advertise Department and provide the Company with free access to office space and facilities in connection with such advertising activities;

·	be refrained from entering into any cooperation agreement with a third party with terms and conditions similar to those set forth in the Agreement; and
·
shall ensure broadcasting quality of special advertising formats, including: product placement advertising, corner advertising, bottom of screen advertising, post-program advertising, masked advertising, visual window and inspection board, etc.

The Company shall, among others:

·	be in charge of FETV channel program planning, production, purchase and other related business activities; and
·	have the right to enter into agreements with any third parties in connection with producing programs, marketing and promoting, and establishing strategic alliance for the FETV channel.

During the term of the Agreement, without mutual consent, neither Fujian Education Media nor the Company may unilaterally terminate the Agreement for any reason other than applicable laws and regulations or natural disasters. If Fujian Education Media unilaterally terminates the Agreement, Fujian Education Media shall pay the Company a penalty equal to the amount of the resource usage fee of the year of such termination, and liquidated damages equal to the result of (A) operating income arising from the Agreement in the previous fiscal year, multiplied by (B) the number of remaining years of the Agreement (including any portion thereof). If the Company unilaterally terminates this Agreement, it shall pay Fujian Education Media a penalty equal to the resource usage fee of the year of such termination and liquidated damages equal to the result of (A) resource usage fee of the year of the termination, multiplied by (B) the number of remaining years of the Agreement (including any portion thereof).

A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 8.01 Other Events

On August 4, 2010, the Company issued a press release announcing that it entered into the Fujian Education Television Channel Project Management Agreement with Fujian Education Media Limited Company. A copy of the press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statement and Exhibits.

(a)	Financial Statements of Business Acquired.
None.

(b)	Pro Forma Financial Information.
None.

(c)	Exhibits.
10.1 Fujian Education Television Channel Management Agreement dated August 1, 2010 (with English Translation)

99.1 Press Release, dated August 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

China Yida Holding, Co.

	By:	/s/ Minhua Chen
Name: Minhua Chen
Title: Chairman and Chief Executive Officer
Dated: August 4, 2010